Exhibit 99.2
Bookham Appoints Alain Couder as President and CEO
Dr. Peter Bordui To Remain Chairman
SAN JOSE, Calif., — July 11, 2007 — Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced the appointment of Alain Couder as president and chief executive officer. It is anticipated that he will also be elected to the Company’s board of directors. Mr. Couder succeeds Dr. Peter Bordui, acting president and chief executive officer, who will continue to serve as Chairman of the Company’s board of directors. Mr. Couder will be based in the Company’s San Jose headquarters and will formally take on his new position effective August 13.
“We’re delighted to have Alain join Bookham,” said Dr. Bordui. “He’s a highly qualified international executive with a well established record of success. We believe he’s a great fit for our organization and we expect his contributions will be invaluable in serving our customers and creating value for our shareholders.”
“I am joining Bookham at a time when, having achieved significant technological success, the Company is poised to achieve profitable growth in a market eager for ever increasing bandwidth,” said Mr. Couder. “I plan to leverage the Company’s position in the communication market to increase shareholder value.”
Mr. Couder was most recently President and CEO of Solid Information Technology Inc., a supplier of database solutions. Prior to joining Solid, Mr. Couder served as President and CEO of Confluent Software, Inc., and IP Dynamics, Inc., and as Chairman and CEO of Packard Bell NEC, Inc. Mr. Couder has also held the position of Chief Operating Officer for both Agilent Technologies and Groupe Bull. Earlier in his career, Mr. Couder held a series of general and technology management positions at Hewlett Packard and IBM. He has also served as an advisor for Sofinnova Ventures, a venture capital firm.
Mr. Couder holds a Master’s degree in electrical engineering from the Ecole Superieure d’Electricite in Paris.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will”, “ongoing” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the

Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
For more information contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com